Press Release	Source: Home Solutions of America, Inc.

Home Solutions of America Announces Record Financial Results for the Fourth Quarter and 2004 Full-Year
Monday March 21, 11:51 am ET

- Fourth Quarter Revenue Increases 164%; Net Income Improves By 6 Cents; Acquisition of Cornerstone and 20% Organic Growth Expected to Result in Record 2005

DALLAS, March 21 /PRNewswire-FirstCall/ -- Home Solutions of America, Inc. (Amex: HOM - News), a niche provider of specialty residential services, announced today record fourth quarter and year-end financial results for the period ended December 31, 2004. The Company generated fourth quarter revenue of $9.0 million, a 164% increase versus the same period in 2003 when Home Solutions had revenue of $3.4 million. Home Solutions generated $1.8 million of EBITDA during the fourth quarter versus an EBITDA of $0.2 million during the 2003 fourth quarter. The Company generated 2004 fourth quarter net income of $.9 million or $0.03 per basic share compared to the prior year period net loss of $(0.4) million or $(0.03) per basic share, before a non recurring item. The Company's 2004 fourth quarter results were affected by a one-time charge of $0.01, or one cent per share in part related to not concluding the RAM Home Warranty transaction.

For the full-year ended December 31, 2004, the Company generated revenue of $31.1 million, a 122% increase versus $14.0 million in 2003. The Company generated $4.9 million of EBITDA in 2004, which includes $4.1 million of operating profit plus $0.8 million of depreciation and amortization versus fiscal 2003 EBITDA of $0.6 million, which included a net operating loss of $(0.2) plus $0.8 million of depreciation and amortization. Home Solutions had net income of $2.6 million or $0.11 per basic share versus a loss of $(0.7) million, or $(0.06) per basic share for 2003.

"Fiscal year 2004 was a record year for HOM as we experienced strong organic growth from both segments of our business," said Frank Fradella, Chairman and CEO of Home Solutions. "Our strategy of identifying rapidly growing, well-managed companies in the specialty residential services area and integrating them into our model produced dramatic increases in cash flow and earnings. Our ability to seamlessly integrate Southern Exposure and Fiber- Seal into our operations contributed to these improved results. What has us most excited about 2005 is our already announced acquisition of Cornerstone Building and Remodeling, Inc., which we expect to complete prior to the end of the first quarter. This deal will substantially increase the size of our Company, generate a blue-chip customer base, and provide significant operating economies. In addition, the acquisition, which will be immediately accretive, will complement the significant growth opportunities in our existing businesses, which we expect will grow organically this year by 20%. We have already begun the year in a strong manner, and we expect this acquisition and growth across all of our business lines, will deliver another year of record results."

The Company expects to hold a conference call for the investment community on April 5, 2005. At that time, it expects to provide a full-year business outlook for 2005, which is expected to include the acquisition of Cornerstone.

Home Solutions is a niche provider of specialty residential services including Restoration Services and Specialty Interior Services. The Company has operations in the California, Texas and Florida markets and is rapidly growing its core business through both an internal and an acquisition strategy. For more information on Home Solutions, please see our website at http://www.HOMcorp.com ..

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HOME SOLUTIONS OF AMERICA, INC.

CONTACT: Cormac Glynn, CEOcast, Inc.

Phone: 212 732 4300

Source: Home Solutions of America, Inc.